Exhibit 10-9

August 28, 2002

Mr. Roland H. Webb
President and Chief Operating Officer
Todd Pacific Shipyards Corporation
1801 16th Avenue Southwest
Seattle, Washington 98134

Dear Mr. Webb:

This letter, when countersigned by you, shall serve as an employment agreement ("Agreement") between you and Todd Pacific Shipyards
Corporation ("Todd"), wherein the parties agree as follows:

1. You shall continue to hold the position of President and Chief
Operating Officer of Todd and perform the duties associated with that job through the term of your employment pursuant to this Agreement.

2. Subject to the provisions of this Agreement, Todd shall employ you for a period of one year ("Term") commencing the 28th day of August, 2002 (the "Effective Date").

3. You will at all times conduct yourself in Todd's best interests and will perform on a full-time basis, competently, diligently and to the best of your abilities, the duties and services commonly associated with your position, and such other duties appropriate to a senior executive position as may be assigned. Todd reserves the right to change such job description responsibilities assigned to you at any time and from time to time during the term of your employment with Todd. You shall report directly to the Chief Executive Officer of Todd's parent corporation ("Todd's Parent") and your principal place of employment shall be Todd's headquarters in Seattle, Washington, located at 1801 16th Ave. SW, Seattle, Washington 98134, subject to travel incident to your duties on behalf of Todd. Except as otherwise authorized by Todd, you agree to be present in the Greater Seattle Area at all times during the five-day work week.

4. In exchange for your services, Todd shall pay to you during the Term an annual gross salary at the rate of One Hundred Seventy-eight Thousand and 00/100 Dollars ($178,000) per year in installments in accordance with Todd's usual payroll practices ("Base Salary"). In addition, during the Term, you shall be entitled to participate in such major medical, hospital, life insurance and other benefit programs, to the extent you are eligible under those plans, as Todd from time to time shall keep in effect for its senior executives (the "Benefits"). Todd reserves the right to change any one or more of such Benefits as it determines to be necessary or appropriate. You shall be entitled to reimbursement of the ordinary and necessary expenses incurred in connection with your performance of the services contemplated by this Agreement, subject to such reporting requirements as are in effect at Todd.

5. In addition to the Base Salary and the Benefits, you shall be entitled to receive additional incentive compensation for which you qualify as the Board of Directors of Todd may determine to be appropriate from time to time. The Board of Directors has adopted the incentive compensation plan set forth on the attachment to this Agreement for you for fiscal year 2003.

6. For purposes of this Agreement, a "Change of Control" means either of the following events:

(a) A sale or other transfer of all or substantially all of the assets of Todd or Todd's Parent to a Person which is not an Affiliate of Todd or Todd's Parent;

(b) A merger or other consolidation of Todd or Todd's Parent into another entity which is not an Affiliate of Todd or Todd's Parent;

(c) A Person acquires more than fifty percent (50%) of the combined voting power of the outstanding securities of Todd or Todd's Parent having a right to vote at elections of directors; or

(d) The individuals who at the Effective Date constitute the Board of Directors of Todd or Todd's Parent (the "Incumbent Board") cease for any reason to constitute a majority thereof; provided, that any person becoming a director subsequent to the Effective Date whose election, or nomination for election, by the shareholders of Todd or Todd's Parent, as the case may be, was approved by a vote of at least a majority of the directors comprising the Incumbent Board shall be, for purposes of this paragraph, considered as though he or she were a member of the Incumbent Board.

As used herein, (i) an entity is an "Affiliate" of Todd or Todd's Parent if it controls, is controlled by, or is under common control with, Todd or Todd's Parent, as the case may be; and (ii) a "Person" means an individual, a partnership, or other group or association as defined in Sections 13(d) and 14(d) of the Securities Exchange Act of 1934.

7. In the event (i) you are not offered employment by an entity assuming control of Todd through a Change of Control (the "Successor"), (ii) Todd terminates your employment without cause during the Term, or (iii) you terminate your employment with Todd or the Successor during the Term for Good Reason (defined below), you shall receive from Todd (a) severance compensation at the rate of your Base Salary over the duration of the one year period commencing on the effective date of termination; (b) reimbursement for the COBRA costs you incur for health insurance with coverage substantially similar to the coverage offered to senior executives of Todd, commencing on the effective date of termination and continuing through the earlier of one year from such date or the date you become eligible for health insurance coverage under any plan offered by a subsequent employer; and (c) provided that Todd is then matching employee contributions to its 401(k) profit-sharing plan, a gross amount equal to the then current annual limit applicable to employee contributions to 401(k) profit-sharing plans (which is $11,000 for calendar year 2002) multiplied by 40%, payable in a lump sum on the first regular pay date following the effective date of termination. Payments to be made under this paragraph will be subject to all applicable withholdings and, except for the amount paid pursuant to (c) above, will be paid at intervals and in the same manner as salaries are paid to other employees of Todd. "Good Reason" means a material adverse change in your position causing such position to be of materially reduced stature, authority or responsibility or you are required to relocate to a facility or location outside of a sixty (60) mile radius of the Greater Seattle Area, provided that you must terminate your employment voluntarily within the 60-day period immediately following the effective date of such change or requirement.

8. In the event of a Change of Control during your employment with Todd, and should you be offered employment by the Successor with annual compensation at least equal to your Base Salary, and you retain such employment for a period of at least one year commencing from the effective date of such Change of Control, all rights provided to you under this Agreement shall terminate as of the expiration of such one year period.

9. In the event of a Change of Control during your employment with Todd, and should you be offered employment by the Successor with annual compensation at least equal to your Base Salary, and such employment is terminated prior to the expiration of the one year period commencing on the effective date of such Change of Control, and such termination of employment is not by your voluntary action (except as provided in Paragraph 7 for Good Reason), or by the Successor for cause, you shall receive from Todd (a) severance compensation at the rate of your Base Salary, minus any and all amounts received as compensation from the Successor during the time in which you were employed by the Successor; and (b) reimbursement for the COBRA costs you incur for health insurance with coverage substantially similar to the coverage offered to senior executives of Successor. Payments to be made under this paragraph will be subject to all applicable withholdings and will be paid at intervals and in the same manner as salaries are paid to other employees of Todd. Such payments will commence upon the termination of your employment with the Successor and will cease upon the expiration of the one year period following the effective date of the Change of Control or, in the case of payments pursuant to (b) above, the date you become eligible for health insurance coverage under any plan offered by a subsequent employer, if earlier.

10. In the event of a Change of Control during your employment with Todd, and should you be offered employment by the Successor with annual compensation less than your Base Salary, you shall receive from Todd additional compensation at the rate of your Base Salary, minus any and all amounts received as compensation from the Successor, over the duration of the one year period commencing on the effective date of the Change of Control. Payments to be made under this paragraph will be subject to all applicable withholdings and will be paid at intervals and in the same manner as salaries are paid to other employees of Todd.

11. In the event Todd or the Successor terminates your employment for cause or as a result of your death or disability, or if you should voluntarily terminate your employment with Todd or the Successor (except as provided in Paragraph 7 for Good Reason), all rights provided to you under this Agreement shall terminate immediately upon the termination of your employment.

12. Notwithstanding any termination of your employment with Todd, whether such termination was with or without cause and regardless of whether such termination was voluntary or involuntary, the restrictive covenants contained in Paragraphs 13 and 14 of this Agreement shall remain in full force and effect, together with Todd's right to enforce such restrictive covenants and receive damages in the event of a breach of such restrictive covenants.

13. For the duration of your employment with Todd and following the termination of such employment, you shall not, directly or indirectly, divulge, communicate or otherwise make available to any person, corporation or government entity (except in performing your duties as an employee of Todd), or use for your own or any other person's or entity's benefit, any trade secret, confidential business information, or any other information of a confidential nature of Todd or a related entity of Todd. While you are in the employ of Todd, all documents or information compiled, held, used or received by you in connection with such employment shall remain the sole property of Todd and shall be delivered to Todd upon your termination or at any earlier time so requested by Todd. Todd shall have the right without the necessity of posting a bond or proving special damages to enjoin any breach of this provision by you.

14. For the duration of your employment with Todd and/or the Successor, and for a period of one (1) year following the later of (i) the termination of your employment with Todd or the Successor whether during the Term or thereafter, or (ii) the expiration of the Term, you agree not to:

(a) solicit or assist in the solicitation of the employment of any person who was employed by Todd or the Successor during any part of the twelve (12) months preceding your termination of employment with Todd or the Successor, on your own behalf or on behalf of any other person;

(b) be employed by, contract to, consult with, own or otherwise associate with any Competitor of Todd, other than the Successor; or

(c) be employed by, contract to, consult with, own or otherwise associate with any significant subcontractor or significant supplier of Todd or the Successor. A significant subcontractor or significant supplier of Todd or the Successor shall be defined as a subcontractor who performed services for Todd or the Successor, as the case may be, with an aggregate invoice price of at least $100,000 or supplier who provided tangible personal property to Todd or the Successor, as the case may be, with an aggregate invoice price of at least $100,000, in either case in any one of the two twelve month periods immediately preceding the termination of your employment with Todd or the Successor.

This paragraph shall terminate upon the withdrawal by Todd and the Successor from the shipbuilding and repair business in the State of Washington. "Competitor" shall mean any entity engaged in the business of building, repairing, converting or overhauling of marine vessels on the West Coast of North America, other than repairing marine vessels of less than 200 feet overall in length and building new marine vessels, both solely within the geographic territory of British Columbia, Canada.

15. This Agreement contains the entire agreement between the parties with respect to the subject matter hereof and supersedes all prior agreements and understandings, oral or written, between the parties hereto with respect to the subject matter hereof. This Agreement may not be amended orally but only by an agreement in writing signed by each of the parties to this letter.

16. This Agreement and your rights and obligations under this Agreement are personal to you and shall not be transferred or assigned by you. Todd may assign this Agreement and the rights granted herein, including but not limited to the provisions of Paragraphs 13 and 14, to any purchaser of a substantial portion of its business assets or an Affiliate of Todd. Todd shall cause any such purchaser or Affiliate to assume and agree to perform Todd's obligations pursuant to this Agreement. This Agreement shall be binding on and inure to the benefit of Todd's successors and assigns.

17. This Agreement shall be governed and construed in accordance with the laws of the State of Washington without giving effect to any choice or conflict of law provision or rule (whether of the State of Washington or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Washington.

If you are in agreement with the foregoing, please sign this letter and return the executed copy to the undersigned, whereupon the provisions hereof shall constitute a binding agreement between you and Todd Pacific Shipyards Corporation as of the Effective Date.

Very Truly Yours,

TODD PACIFIC SHIPYARDS CORPORATION


By: /s/ Stephen G. Welch
Stephen G. Welch
Chief Executive Officer


Accepted and Agreed to:

By: /s/ Roland H. Webb
Roland H. Webb

ATTACHMENT

For Fiscal Year 2003, you will be paid incentive compensation based on a percentage of your Base Salary, the percentage to be determined using the Pre-Tax Profit of Todd Pacific Shipyards for Fiscal Year 2003 as the financial benchmark according to the chart below. The minimum level of Pre-Tax Profit at which incentive compensation will be paid will be $6,000,000, and the maximum level will be $9,650,000. You must be employed by Todd at all times during Fiscal Year 2003 and through the date Todd's Pre-Tax Profit for Fiscal Year 2003 is finally determined to be eligible for any incentive compensation. Notwithstanding the foregoing, partial year results shall be prorated based on the number of days of Fiscal Year 2003 you are employed by Todd, but only in the event of a Change of Control as defined in Section 6(a) and (b) of the Agreement. Any incentive compensation to be paid to you will be paid within a reasonable time after the determination of Todd's Pre-Tax Profit for Fiscal Year 2003.

Todd's Pre-Tax Profit               Percentage of
    From           To               Base Salary

$ 9,650,000         ---              60.00%
  9,500,000    $9,649,000            56.70%
  9,325,000     9,499,000            53.30%
  9,150,000     9,324,000            50.00%
  8,975,000     9,149,000            46.70%
  8,700,000     8,974,000            43.30%
  8,425,000     8,699,000            40.00%
  8,150,000     8,424,000            36.70%
  7,875,000     8,149,000            33.30%
  7,500,000     7,874,000            30.00%
  7,125,000     7,499,000            26.70%
  6,750,000     7,124,000            23.30%
  6,000,000     6,749,000            20.00%